Exhibit 3.125

ARTICLES OF INCORPORATION OF RESORT MANAGEMENT INTERNATIONAL, INC., a California corporation
ARTICLE I.
          The name of this Corporation is RESORT MANAGEMENT INTERNATIONAL, INC., a California corporation (hereinafter referred to as the “ Corporation”).
ARTICLE II.
          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
ARTICLE III.
          The name and address in the State of California of the Corporation’s initial agent for service of process is
Thomas M. Smith
c/o KOAR Group, Inc.
911 Wilshire Boulevard, Suite 2150
Los Angeles, California 90017
ARTICLE IV.
          The Corporation is authorized to issue only one class of shares of stock, which shall be designated “Common Stock”. The total authorized number of such shares which may be issued is one thousand (1,000).
ARTICLE V.
          The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
ARTICLE VI.
          The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law.
Dated : April 30, 1996

/s/ Rebecca Griffith
Rebecca Griffith, Incorporator